Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors of Anooraq Resources Corporation

We consent to the use of our report dated March 23, 2011 on the consolidated statements of financial position of the Anooraq Resources Corporation (the “Company”) as at December 31, 2010 and 2009, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010, and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2010.

/s/ KPMG Inc.

KPMG Inc.

Johannesburg, South Africa

March 23, 2011